Exhibit 99.1

ACCURIDE CORPORATION

(DOLLARS IN THOUSANDS)

(UNAUDITED)

CONSOLIDATED STATEMENT OF CASH FLOWS	2003 FORECAST
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,168)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	28,436
Amortization	2,335
Equity in earnings of affiliates	(70)

Changes in certain assets and liabilities:
Receivables	(5,602)
Inventories and supplies	(5,677)
Accounts payable	2,053
Other	2,532
Net cash provided by (used in) operating activities	22,839

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(22,775)
Net cash used in investing activities	(22,775)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt	(4,125)
Net cash provided by (used in) financing activities	(4,125)

Increase (decrease) in cash and cash equivalents	(4,061)
Cash and cash equivalents, beginning of period	41,266
Cash and cash equivalents, end of period	$37,205

CONSOLIDATED ADJUSTED EBITDA	2003 FORECAST
NET INCOME (LOSS)	$(1,168)
Plus: Income tax provision—current	1,000
Plus: Income tax provision—deferred	1,186
Plus: Cash interest (net)	37,499
Plus: Other interest	2,335
Plus: Other income (expense), net	399
Less: Equity in earnings of affiliates	(70)
INCOME (LOSS) FROM OPERATIONS	41,181
Plus: Equity in earnings of affiliates	70
Plus: Depreciation	28,476
EBITDA	69,727
Plus: Adjustments	239
ADJUSTED EBITDA	$69,966

Adjusted EBITDA is not intended to represent cash flows as defined by generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income as an indicator of the Company’s operating performance or to cash flows as a measure of liquidity. We have included information concerning Adjusted EBITDA because it is used by certain investors as a measure of the ability of a company to service or incur indebtedness and because it is a financial measure commonly used in our industry.  Additionally, Adjusted EBITDA is a basis upon which the Company assesses its financial performance, incentive compensation, and certain covenants in the Company’s borrowing arrangements are tied to similar measures.

Adjusted EBITDA for 2003 represents income from operations plus depreciation plus equity in earnings of affiliates, plus $0.2 million of costs related to the consolidation of light wheel production.